UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 22, 2005
INCO LIMITED
(Exact name of Registrant as specified in its charter)

CANADA	1-1143	98-0000676
(Province or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number (if applicable))
145 King Street West, Suite 1500,
Toronto, Ontario M5H 4B7
(416) 361-7511
(Address and Telephone Number of Registrant’s Principal Executive Offices)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.
On December 22, 2005, Inco Limited (“Inco”) entered into a loan agreement (the “Loan Agreement”) with a group of banks and financial institutions, including Morgan Stanley Senior Funding (Nova Scotia) Co., RBC Capital Markets, Goldman Sachs Canada Credit Partners Co. and The Bank of Nova Scotia, as lead arrangers, and Morgan Stanley Senior Funding (Nova Scotia) Co. and RBC Capital Markets, as joint book running managers. Certain of the counterparties to the Loan Agreement provide investment, commercial banking and other services to Inco and its subsidiaries. The loan facilities under the Loan Agreement are in an amount sufficient for Inco to meet, directly or through subsidiaries who can borrow under the Loan Agreement, the total amount of cash, approximately U.S. $2,550 million, it would need to acquire all of the issued and outstanding common shares of Falconbridge Limited (the “Falconbridge Shares”) pursuant to the terms of Inco’s pending offer made to acquire the Falconbridge Shares and pay the fees and expenses associated with such offer.
The Loan Agreement provides for a bridge loan facility which matures one year from the date of the final drawdown under the bridge loan facility. The principal amount of the bridge loan facility is repayable in one payment on such maturity date but may also be prepaid prior to maturity at the option of Inco. Certain mandatory prepayments may also be required during the term of this facility out of net proceeds, if any, received from dispositions of certain assets, certain public or private issuances of debt and certain insurance proceeds received.
The Loan Agreement also provides for a term loan facility which matures on the date that is five years plus one day next following the date of the final drawdown under the term loan facility. The principal amount of the term loan facility is repayable in one payment on such maturity date but may also be prepaid prior to maturity at the option of Inco. Certain mandatory prepayments may also be required during the term of this facility out of certain net proceeds, if any, received from the divestiture of certain assets of Falconbridge, certain public or private issuances of debt related to the divestiture of certain assets of Falconbridge, and certain insurance proceeds received.
The loan facilities provided for in the Loan Agreement bear interest and are subject to fees at levels customary for credit facilities of this type and include covenants, representations, warranties, conditions and events of default consistent with the terms of Inco’s existing credit facilities or otherwise customary for loan facilities of this type, including acceleration of obligations if any specified events of default occur. The first advance under the loan facilities is available until May 8, 2006. Subsequent advances are permitted within 140 days following the first advance. Inco is required to obtain the prior consent of the majority lenders under the loan facilities prior to amending, waiving, or making determinations relating to certain conditions of the acquisition of the Falconbridge Shares under the terms of the Support Agreement dated October 10, 2005 between Inco and Falconbridge covering such pending transaction.
Item 2.03.   Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Loan Agreement dated December 22, 2005 is incorporated by reference herein and made a part hereof.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

INCO LIMITED
	By:	/s/ STUART F. FEINER
Stuart F. Feiner
Date: January 20, 2006		Executive Vice-President, General Counsel and Secretary